AMENDED AND RESTATED

SUPPORT AGREEMENT

AMENDED AND RESTATED

SUPPORT AGREEMENT

THIS AMENDED AND RESTATED SUPPORT AGREEMENT is entered into on this 11th day of August 2005 nunc pro tunc as of June 30, 2005, between AdValiant USA, Inc., a corporation existing under the laws of the State of Delaware (“AdValiant USA”), AdValiant Inc., a corporation incorporated under the laws of Ontario (the “Corporation”) and Dialog Group, Inc., a corporation incorporated under the laws of the State of Delaware (“DGI”);

WHEREAS, pursuant to a merger agreement dated as of June 30, 2005, (such agreement as it may be amended or restated is hereinafter referred to as the “Merger Agreement”) by and between, DGI, AdValiant USA, AdValiant Acquisition Corp., Empire Media, Inc., Matthew Wise, Jivan Manhas and the Corporation, the parties agreed that on the closing of the transaction contemplated under the Merger Agreement, AdValiant USA, the Corporation and DGI would execute and deliver a Support Agreement containing the terms and conditions set forth in an Exhibit to the Merger Agreement together with such other terms and conditions as may be agreed to by the parties to the Merger Agreement acting reasonably;

AND WHEREAS, pursuant to a reorganization of the capital of the Corporation (the “Reorganization”) contemplated in the Merger Agreement, the Corporation and Shareholders agreed that all of the outstanding Common Shares of the Corporation were reclassified as exchangeable shares (the “Exchangeable Shares”) having the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) and the Corporation would issue a specified number of Exchangeable Shares to each Shareholder;

AND WHEREAS, pursuant to the Merger Agreement, AdValiant USA and AdValiant Acquisition Corp., a wholly-owned subsidiary of DGI, shall merge (the “Merger”) and, upon the merger, outstanding shares of common stock of AdValiant USA will be cancelled and holders of Exchangeable Shares will be entitled to a specified number of shares of common stock of DGI;

AND WHEREAS all references to “ParentCo” in this Agreement shall mean AdValiant USA if the reference is made to any action to be taken by or in respect of ParentCo prior to the effective time of the Merger and shall mean DGI on and after the effective time of the Merger if the reference is made to any action to be taken by or in respect of ParentCo;

AND WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby AdValiant USA and, following the Merger, DGI will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered ParentCo Common Shares in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions’

AND WHEREAS, the parties desire to amend and restate the Support Agreement,

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Except as expressed in the following sentence, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2    Interpretation Not Affected by Headings, Etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3    Number, Gender, Etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4    Date for Any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2
COVENANTS OF PARENTCO AND THE CORPORATION

2.1    Covenants of ParentCo Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding, AdValiant USA (prior to the effective time of the Merger) and DGI (on and after the effective time of the Merger) will:

(a)
not declare or pay any dividend on ParentCo Common Shares unless (A) the Corporation will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (B) subsection 2.1(b) shall be complied with in connection with such dividend;

(b)
cause the Corporation to declare simultaneously with the declaration of any dividend on ParentCo Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on ParentCo Common Shares, cause the Corporation to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

(c)
advise the Corporation sufficiently in advance of the declaration by ParentCo of any dividend on ParentCo Common Shares and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on ParentCo Common Shares;

(d)
take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Exchangeable Share Consideration representing the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered ParentCo Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

(e)
take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Exchangeable Share Consideration representing the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered ParentCo Common Shares to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be; and

(f)
not exercise its vote, or cause any of its subsidiaries to exercise their votes, as a shareholder of the Corporation to initiate the amalgamation or voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation.

2.2    {Intentionally omitted}

2.3    Notification of Certain Events. In order to assist ParentCo to comply with its obligations hereunder, the Corporation will give notice of each of the following events at the times set forth below to AdValiant USA if such notice is given prior to the effective time of the Merger and to DGI if such notice is given on or after the effective time of the Merger:

(a)
in the event of any determination by the Board of Directors of the Corporation in accordance with the Articles of the Corporation to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
immediately, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

(c)	immediately, upon receipt by the Corporation of a Retraction Request (as defined in the Exchangeable Share Provisions);

(d)	at least 30 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors of the Corporation in accordance with the Exchangeable Share Provisions; and

(e)	as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares.

2.4    Delivery of ParentCo Common Shares. In furtherance of its obligations hereunder, upon notice of any event which requires the Corporation to cause to be delivered ParentCo Common Shares to any holder of Exchangeable Shares, ParentCo shall forthwith issue and deliver, against proper delivery, the requisite ParentCo Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares as the Corporation shall direct. Delivery of the ParentCo Common Shares shall be made against receipt of either an endorsed Exchangeable Share certificate with a medallion guarantee or an affidavit of loss and indemnity agreement satisfactory to ParentCo’s counsel. All the ParentCo Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest created by or through ParentCo.

2.5    Equivalence. ParentCo hereby covenants and agrees to cause the Corporation to effect the necessary amendments to the Articles of the Corporation to ensure that the Exchangeable Shares are adjusted to fully reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ParentCo Common Shares), reorganization, recapitalization or other like change with respect to, or amalgamation, merger or other similar transaction affecting ParentCo Common Stock occurring after the Effective Date.

2.6    Tenders Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to ParentCo Common Shares (an “Offer”) is proposed by ParentCo or is proposed to ParentCo or its shareholders and is recommended by the Board of Directors of ParentCo, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of ParentCo, ParentCo shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of ParentCo Common Shares, without discrimination, including, without limiting the generality of the foregoing, ParentCo will use its reasonable best efforts expeditiously to (and shall, in the case of a transaction proposed by ParentCo or where ParentCo is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.7    Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Article 9 of the Exchangeable Share Provisions, ParentCo covenants and agrees in favour of the Corporation that, following the effective time of the Merger and as long as any outstanding Exchangeable Shares are owned by any person or entity other than ParentCo or any of its Subsidiaries, ParentCo will be and remain the direct or indirect beneficial owner of securities of the Corporation carrying or entitled to not less than 51% of the voting rights for the election of directors, in each case other than the Exchangeable Shares. Notwithstanding the foregoing sentence, ParentCo shall not be in violation of this section 2.7 if any person or group of persons acquires ParentCo Common Shares pursuant to any merger of ParentCo in which ParentCo was not the surviving corporation.

2.8    ParentCo Not to Vote Exchangeable Shares. ParentCo covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by ParentCo and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. ParentCo further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares. Not withstanding the foregoing, the Exchangeable shares held by ParentCo, its Subsidiaries, or the Escrow Agent may be voted if Parent Co and all the holders of the Exchangeable Shares agree.

2.9    Due Performance. On and after the Effective Date, ParentCo shall duly and timely perform all of its obligations under the Merger Agreement and related agreements in respect of the Reorganization, including any obligations that may arise upon the exercise of ParentCo's rights under the Exchangeable Share Provisions.

ARTICLE 3
RIGHTS OF PARENTCO AND PARENTCO SUB TO ACQUIRE EXCHANGEABLE SHARES

3.1    Liquidation Call Right.

(a)
ParentCo or, at ParentCo’s option, ParentCo Sub shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation as referred to in Article 5 of the Exchangeable Share Provisions, to purchase from all, but not less than all, of the holders of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of ParentCo and ParentCo Sub is exercising such right (the “LCR Exercising Party”) to each holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”), which as provided in this section 3.1, shall be fully paid and satisfied by the delivery by, or on behalf of, the LCR Exercising Party of the Exchangeable Share Consideration representing the Liquidation Call Purchase Price. In the event of the exercise of the Liquidation Call Right, it is intended that each holder shall be obligated to sell all the Exchangeable Shares held by the holder to the LCR Exercising Party on the Liquidation Date on payment by the LCR Exercising Party to the holder of the Exchange Share Consideration representing the Liquidation Call Purchase Price for each such share, as provided in section 5.4 of the Exchangeable Share Provisions. The Corporation agrees, for the benefit of the LCR Exercising Party, to enforce against the holders of Exchangeable Shares the provisions of section 5.4 of the Exchangeable Share Provisions to such effect.

(b)
To exercise the Liquidation Call Right, an LCR Exercising Party must notify the Corporation of its intention to exercise such right at least 60 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Corporation will notify the holders of Exchangeable Shares as to whether or not ParentCo or ParentCo Sub has exercised the Liquidation Call Right forthwith after the expiry of the latest date on which the same may be exercised by ParentCo or ParentCo Sub. If an LCR Exercising Party exercises the Liquidation Call Right, on the Liquidation Date, the LCR Exercising Party will purchase all of the Exchangeable Shares then outstanding for the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, the LCR Exercising Party shall deposit with the Corporation, on or before the Liquidation Date, the Exchangeable Share Consideration for all of the Exchangeable Shares. Provided that such Exchangeable Share Consideration has been so deposited with the Corporation, on and after the Liquidation Date the right of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate share of such Exchangeable Share Consideration representing the total Liquidation Call Purchase Price payable by the LCR Exercising Party without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the ParentCo Common Share delivered to it. Upon surrender to the Corporation of a certificate or certificates representing the Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Corporation on behalf of ParentCo shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If ParentCo and ParentCo Sub do not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Exchangeable Share Consideration representing the Liquidation Amount otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights in ParentCo with respect thereto under the Voting and Exchange Trust Agreement.

3.2	Redemption Call Right.

(a)
ParentCo or, at ParentCo’s option, ParentCo Sub shall have the overriding right ( the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all, but not less than all, of the holders of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder, other than any Subsidiary of ParentCo, on payment by whichever of ParentCo and ParentCo Sub exercises such right (the “RCR Exercising Party”) to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the “Redemption Call Purchase Price”), which as provided in this section 3.2, shall be fully paid and satisfied by the delivery by or on behalf of the RCR Exercising Party of the Exchangeable Share Consideration representing the Redemption Call Purchase Price. In the event of the exercise of the Redemption Call Right by the RCR Exercising Party, it is intended that each holder shall be obligated to sell all the Exchangeable Shares held by the holder to the RCR Exercising Party on the Automatic Redemption Date on payment or on behalf of the ParentCo to the holder of the Exchangeable Share Consideration representing the Redemption Call Purchase Price for each such share as provided in section 7.4 of the Exchangeable Share provisions. The Corporation agrees, for the benefit of the RCR Exercising Party, to enforce against the holders of Exchangeable Shares the provisions of section 7.4 of the Exchangeable Share Provisions to such effect.

(b)
To exercise the Redemption Call Right, an RCR Exercising Party must notify the Corporation of its intention to exercise such right at least 60 days before the Automatic Redemption Date. The Corporation will notify the holders of the Exchangeable Shares as to whether or not the Redemption Call Right has been exercised forthwith after the expiry of the latest date on which the same may be exercised. If an RCR Exercising Party exercises its Redemption Call Right, on the Automatic Redemption Date, the RCR Exercising Party will purchase all of the Exchangeable Shares then outstanding for the Exchangeable Share Consideration representing the total Redemption Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, the RCR Exercising Party shall deposit with the Corporation, on or before the Automatic Redemption Date, the Exchangeable Share Consideration for all the then outstanding Exchangeable Shares representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Corporation, on and after the Automatic Redemption Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate share of the Exchangeable Share Consideration representing the total Redemption Call Purchase Price payable by the RCR Exercising Party upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Exchangeable Share Consideration delivered by such holder. Upon surrender to the Corporation of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Corporation shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If ParentCo or ParentCo Sub do not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Exchangeable Share Consideration representing the Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

ARTICLE 4
GENERAL

4.1    Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than ParentCo and any of its Subsidiaries.

4.2    Changes in Capital of ParentCo and the Corporation. Notwithstanding the provisions of section 4.4 hereof, at all times after the occurrence of any event effected pursuant to Section 2.5 or 2.6 hereof, as a result of which either ParentCo Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which ParentCo Common Shares or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3    Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4    Amendments, Modifications, Etc. This agreement may not be amended or modified except by an agreement in writing executed by the Corporation and ParentCo and approved by the holders of the Exchangeable Shares in accordance with Article 9 of the Exchangeable Share Provisions.

4.5    Ministerial Amendments. Notwithstanding the provisions of Section 4.4 hereof, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

(b)
making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of the Corporation and ParentCo, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)
making such changes or corrections which, on the advice of counsel to the Corporation and ParentCo, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of the Corporation and ParentCo shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

4.6    Meeting to Consider Amendments. The Corporation, at the request of ParentCo, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

4.7    Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

4.8    Enurement. This agreement shall be binding upon and enure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

4.9    Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

(a)	if to ParentCo in connection with the period prior to the effective time of the Merger to:

AdValiant USA, Inc.
257 Park Avenue South
Suite 1201
New York, NY 10010
Attn: Peter Bordes
Fax: (888) 239-3375
Tel: (646) 230-1013

(b)	if to ParentCo in connection with the period on or after the effective time of the Merger to:

Dialog Group, Inc.
Twelfth Floor
257 Park Avenue South
New York, NY 10010
Attn: Peter DeCrescenzo
Fax: 212-719-7010
Tel: 212-254-1913

(c)	if to the Corporation to:

AdValiant Inc.
2 St. Clair Avenue East
Suite 800
Toronto, Ontario M4T 2T5
Attn: Jivan Manhas
Fax: (888) 239-3375
Tel: 416-644-4951

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10    Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11    Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12    Attornment. ParentCo agrees that any action or proceeding arising out of or relating to this agreement maybe instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as ParentCo's attorney for service of process.

IN WITNESS WHEREOF, AdValiant USA, DGI and the Corporation have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

ADVALIANT INC.

By:	/s/ Peter Bordes

Peter Bordes, President

ADVALIANT USA, INC.

By:	/s/ Peter Bordes

Peter Bordes, President

DIALOG GROUP, INC.

By:	/s/ Peter DeCrescenzo

Peter DeCrescenzo, President